Exhibit 10.5

Employment Agreement Amendment

WHEREAS, KLX, Inc., a Delaware corporation (the “Company”), and Amin J. Khoury (“Executive”) (collectively, the “Parties”) have previously entered into that certain Amended and Restated Employment Agreement, dated as of May 25, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement pursuant to the terms of this Employment Agreement Amendment (this “Amendment”) for the primary purposes of (i) conditioned upon the Closing (as defined below), eliminating the Consulting Agreement in all respects, including the Executive’s obligations thereunder to provide substantial services and the Company’s obligations thereunder to provide compensation and benefits, (ii) reflecting the transactions contemplated by the Agreement and Plan of Merger dated as of April 30, 2018, by and among The Boeing Company, a Delaware corporation (“Parent”), Kelly Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company (the “Merger Agreement”), which, if consummated, will result in the “Closing”, and (iii) reflecting the spin-off of a portion of the Company, as contemplated in the Merger Agreement, into a corporation organized under the laws of the State of Delaware (“ESG SpinCo”), which, if consummated, will result in the “Spin-off”.

WHEREAS, the parties desire that capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree to amend the Agreement as follows:

1.             Amended Provisions.  The Agreement is hereby amended as follows:

(a)           Effective immediately prior to the Spin-Off, Section 3.3 of the Agreement is hereby amended and replaced in its entirety with the following:

“Performance. During the Employment Term, Executive shall use his business judgment, skill and knowledge to the advance of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that Executive shall be required only to devote so much time as Executive determines is reasonably necessary to discharge his duties as Chairman of the Board and Chief Executive Officer, and, subject to the provisions of Section 5 below, Executive may engage in other business activities during the employment Term, including, without limitation, serving as an employee, director or consultant of B/E aerospace, Inc., a Delaware corporation, or its successor (‘B/E’), or of ESG SpinCo, an entity the Company plans to create under a Distribution Agreement dated as of [•] by and between KLX Inc., a corporation formed under the laws of the State of Delaware and KLX Energy Services Holdings, Inc. a corporation formed under the laws of the State of Delaware.”

(b)           Effective immediately prior to the Closing, Section 4.7 of the Agreement is hereby amended by removing the phrase “and during the ‘Consulting Period’ (as defined in Section 6.5 hereof)”.  The remaining portions of Section 4.7 shall remain unchanged.

(c)           Effective immediately prior to the Spin-Off, Section 5.4 shall is hereby amended by inserting the phrase “, or ESG SpinCo.” at the end of the last sentence therein. The remaining portions of Section 5.4 shall remain unchanged.

(d)           Effective immediately prior to the Spin-Off, Section 6.1.1 of the Agreement is hereby amended and replaced in its entirety with the following:

“Termination Date.  The term ‘Termination Date’ shall mean the date on which Executive’s employment with the Company and its subsidiaries and affiliates terminates for any reason.”

(e)           Effective immediately prior to the Closing, Section 6.4.2 of the Agreement is hereby amended by replacing clause (iii) in its entirety with the following:

“(iii) a lump-sum equal to the sum of (A) the Termination Amount calculated using rates in effect on the Change of Control Date, plus (B) seven million, five hundred thousand dollars ($7,500,000.00);”.

(f)            Effective immediately prior to the Closing, Section 6.5 of the Agreement and Exhibit B to the Agreement are hereby deleted in their entireties and replaced with “[RESERVED]”.

(g)           Effective immediately prior to the Closing, the following new provisions are added as Sections 18 through 20 immediately following Section 17 of the Agreement:

“18.  Post-Separation Cooperation.  Executive shall cooperate with the Company and its subsidiaries and affiliates in any disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding (excluding any such proceeding in which Executive is an adverse party) as reasonably requested by the Company (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).  Executive shall not be entitled to any compensation with respect to the services contemplated by this Section 18 (though the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals, upon submission of receipts)) and, for the avoidance of doubt, such services shall not constitute employment by Company or any of its affiliates.

“19.  Trade Secrets.  Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016.  Accordingly, nothing in this Agreement prohibits Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, however, that Executive uses his reasonable best efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (b) request that such agency or entity treat such information as confidential.  Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that he has made such reports or disclosures.  In addition, Executive has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding, provided that the filing is made under seal and protected from public disclosure.

“20.  Third Party Beneficiaries. The Releasees (as defined in Exhibit C) are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releases. Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the separation benefits set forth in Section 6 in the event of Executive’s death. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any person or entity other than the Company and Executive, and no such other person or entity will be deemed to be a third party beneficiary hereof.”

(h)           Effective immediately prior to the Spin-Off, the reference to the employment agreement in Exhibit C shall be replaced with “that certain Employment Agreement, dated as of May 25, 2017, as amended from time to time, by and between Employee and the Company (the ‘Employment Agreement’).”

2.             Effect on Agreement.  All other provisions of the Agreement not addressed in this Amendment shall remain in full force and effect.  To the extent there is any conflict between the provisions in the Agreement and the provisions in this Amendment, this Amendment shall prevail and control. In the event either the Spin-off or Closing does not occur, the provisions of this Amendment otherwise effective upon the Spin-off or Closing, as applicable, shall have no force or effect.

3.             Reaffirmation of Restrictive Covenants.  Executive expressly acknowledges and reaffirms his understanding of, and agreement to comply with, all of his post-employment obligations under the Agreement, including, without limitation, the restrictive covenants and confidentiality provisions of Section 5 of the Employment Agreement, as amended herein (the “Restrictive Covenants”).  Nothing set forth in this Agreement shall in any way limit Executive’s obligations to comply with the Restrictive Covenants.

4.             Counterparts. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the dates set forth herein.

KLX INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Its:	President and Chief Operating Officer

/s/ Amin J. Khoury
Amin J. Khoury

[Signature Page to Amendment of Employment Agreement]